Exhibit 15.2

April 18, 2024

U.S. Securities and Exchange Commission

100 F Street NE,

Washington, DC 20549

United States of America

3602 Rang des Cavaliers

Rouyn-Noranda, QC, Canada

J0Z 1Y2

Dear Sirs/Mesdames,

Consent of Antoine Yassa, P.Geo.

I, Antoine Yassa, P.Geo., in connection with the registration statement on Form 20-F of First Phosphate Corp. (formerly First Potash Corp.) (the “Company”) (and any amendments or supplements and/or exhibits thereto, collectively, the “Registration Statement”), consents to:

•	The public filing by the Company and use of the technical report summary titled “Technical Report Summary on The Lac Orignal Phosphate Property, Saguenay-Lac-Saint-Jean Region, Northern Québec”, with an effective date of June 2, 2023 and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, as exhibits to and referenced in the Registration Statement and the filing of this consent as an exhibit to the Registration Statement;
•	The use of and references to my name, including my status as an expert or “Qualified Person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement and the Technical Report Summaries; and
•	Any extracts from or a summary of the Technical Report Summary in the Registration Statement and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that were prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included in the Registration Statement.

Antoine Yassa, P.Geo. is responsible for authoring, and this consent pertains to, the Technical Report Summary. Antoine Yassa, P.Geo certifies that he has read the Registration Statement and that it fairly and accurately represents the information in the sections of the Technical Report Summary for which it is responsible.

Yours faithfully,

/s/Antoine Yassa

Antoine Yassa, P.Geo.